AMENDMENT NO. 31 TO
PARTICIPATION AGREEMENT
BETWEEN
TRANSAMERICA SERIES TRUST AND
WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

Amendment No. 31 to the Participation Agreement ("Agreement"), dated February 27, 1991, as amended, between Transamerica Series Trust (the "Fund") and Western Reserve Life Assurance Co. of Ohio (the "Company").

The following shall be added as a new Section 1.1 0.:

If transactions in Fund shares are to be settled through the National Securities Clearing Corporation's ("NSCC") Mutual Fund Settlement, Entry and Registration
Verification (Fund/SERV) system, the following provisions shall apply:
Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby the shareholder purchases, redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system ("Networking"). For each Fund/SERV transaction, including a transaction establishing accounts with the Fund or its affiliate, the Companies shall provide the Fund with all information necessary or appropriate to establish and maintain each
Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the Fund to effect Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed this 8th day of December, 2008, in its name and on its behalf by its duly authorized representative.

TRANSAMERICA SERIES TRUST	WESTERN RESERVE LIFE ASSURANCE
CO. OF OHIO
By its authorized officer,	By its authorized officer,

By: /s/ Christopher A. Staples	By: /s/ Arthur D. Woods
Christopher A. Staples	Arthur D. Woods
Title: Vice President	Title: Vice President